EXHIBIT 2.0
-----------

                 AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated this 4th day of June, 2001, by and among INTERNET CAPITAL VENTURES & ASSOC., INC., a Delaware corporation ("ICVA"), DOTCOM INTERNET VENTURES, LTD., a Delaware corporation ("DCIV"), OMNICAST MEDIA GROUP CORPORATION, a Delaware corporation ("OMGC"), and the shareholders of OMGC listed on Exhibit A attached hereto (the "OMGC Shareholders").

WHEREAS, ICVA has registered its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended;

WHEREAS, ICVA wishes to acquire all of the issued and outstanding shares of common stock of OMGC from the OMGC Shareholders in exchange for shares of IVCA, in a transaction intended to qualify as a tax-free reorganization pursuant to 26 U.S.C. section 368;

WHEREAS, DCIV is the holder of 5,000,000 shares of ICVA, representing all of the issued and outstanding shares of ICVA;

NOW, THEREFORE, the parties hereby adopt this plan of reorganization and agree as follows:

1.    EXCHANGE OF STOCK

1.1. NUMBER OF SHARES. The OMGC Shareholders hereby assigns, conveys and transfers to ICVA at the Closing (defined below) 3,025,000 shares of common stock of OMGC, being all of the issued and outstanding common stock of OMGC, in exchange for an 4,550,000 shares of common stock of ICVA.

1.2. EXCHANGE OF CERTIFICATES. At the Closing, DCIV shall surrender to ICVA for cancellation certificate(s) representing 4,550,000 shares of common stock in ICVA. The cancellation of ICVA shares by DCIV shall be effected by the delivery to OMGC at the Closing certificates representing the shares to be cancelled in blank or accompanied by stock powers executed in blank.

1.3. FRACTIONAL SHARES. Fractional shares of ICVA common stock shall not be issued, but in lieu thereof ICVA shall round up fractional shares to the next highest whole number.

1.4   [INTENTIONALLY OMITTED]

1.5 RECONSTITUTION OF BOARD OF DIRECTORS. At Closing, the existing shareholders of ICVA shall elect Marc Schechter, Mike Pinera and Byron Ellison to the Board of Directors and thereafter William Tay shall resign as a director of ICVA.

2.    CLOSING.

2.1. DATE AND PLACE. The Closing contemplated herein shall be held at such date and time that the parties mutually agree after all conditions to Closing have been satisfied, but in no event later than fifteen days after the date of this Agreement. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

2.2. EXECUTION OF DOCUMENTS. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

3.    UNEXCHANGED CERTIFICATES.   Until surrendered, each
outstanding certificate that prior to the Closing represented OMGC common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of ICVA common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of OMGC common stock until presented for exchange for ICVA shares at which time any outstanding dividends or other distributions shall be paid.

4.    REPRESENTATIONS AND WARRANTIES OF ICVA

ICVA represents and warrants as follows:

4.1. CORPORATE ORGANIZATION AND GOOD STANDING. ICVA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

4.2. REPORTING COMPANY STATUS. ICVA has filed with the Securities and Exchange Commission a registration statement on Form 10-SB that became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to Section (g) thereunder. ICVA received no comment letters from the Securities and Exchange Commission relating to its Form 10-SB, and became a reporting company by operation of law on November 4, 2000.

4.3. REPORTING COMPANY FILINGS. ICVA has timely filed and is current on all reports required to be filed by it pursuant to Sections 13 and 15 of the Securities Exchange Act of 1934.

4.4. CAPITALIZATION. ICVA's authorized capital stock consists of 100,000,000 shares of Common Stock, $0.0001 par value, of which 5,000,000 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock, of which no shares are designated or issued.

4.5. ISSUED STOCK. All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and non-assessable.

4.6. STOCK RIGHTS. Except as set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain ICVA Common or Preferred Stock issued or committed to be issued.

4.7. CORPORATE AUTHORITY. ICVA has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

4.8. AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by ICVA's board of directors.

4.9.  SUBSIDIARIES.  ICVA has no subsidiaries.

4.10. FINANCIAL STATEMENTS. ICVA's financial statements dated December 31, 2000, copies of which are filed with the SEC with ICVA's Form 10-KSB on March 19, 2001 (the "ICVA Financial Statements"), fairly present the financial condition of ICVA as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

4.11. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the ICVA Financial Statements, ICVA did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

4.12. NO MATERIAL CHANGES. Except as set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of ICVA since the date of the ICVA Financial Statements.

4.13. LITIGATION. Except as set out by attached schedule, there is not, to the knowledge of ICVA, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against ICVA or against any of its officers.

4.14. CONTRACTS. Except as set out by attached schedule, ICVA is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

4.15. TITLE. Except as set out by attached schedule, ICVA has good and marketable title to all the real property and good and valid title to all other property included in the ICVA Financial Statements. Except as set out in the balance sheet thereof, the properties of ICVA are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of ICVA.

4.16. TAX RETURNS. Except as set out by attached schedule, all required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by ICVA for all years for which such returns are due and no extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the ICVA Financial Statements are adequate to cover any such taxes that may be assessed against ICVA in respect of its business and its operations during the periods covered by the ICVA Financial Statements and all prior periods.

4.17. NO VIOLATION. Consummation of the Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of ICVA is subject or by which ICVA is bound.

4.18. REPRESENTATIONS RELATING TO PURCHASE OF OMGC STOCK. ICVA represents and warrants that:

a. Disclosure; Access to Information. ICVA has received all documents, records, books and other information pertaining to ICVA's investment in OMGC that have been requested by ICVA, and which ICVA needs in order to make a decision to purchase common stock from OMGC pursuant to this Agreement.

b. Manner of Sale. At no time was ICVA presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

c.    Affiliate.  ICVA is not an officer, director or "affiliate"
(as that term is defined in Rule 405 of the Securities Act) of OMGC.

d. Intent. ICVA is entering into this Agreement for its own account and not with a view to or for sale in connection with any distribution of the OMGC common stock. ICVA has no present arrangement (whether or not legally binding) at any time to sell the OMGC common stock to or through any person or entity; provided, however, that by making the representations herein, ICVA does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of the OMGC common stock at any time in accordance with federal and state securities laws applicable to such disposition.

e. Sophisticated Investor. ICVA is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and has such experience in business and financial matters that it has the capacity to protect its own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the OMGC common stock. ICVA has been represented by counsel of its choice. ICVA acknowledges that an investment in the OMGC common stock is speculative and involves a high degree of risk.

f. Restrictions on Resale. ICVA (i) understands and acknowledges that the issuance of the shares of OMGC common stock has not been registered under the Securities Act of 1933, nor under the securities laws of any state, nor under the laws of any other country; (ii) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to ICVA or the fairness of the terms of this offering; (iii) recognizes that the securities will bear a restrictive legend and be subject to stop transfer instructions; and (iv) agrees not to sell such securities without registering such sale under the Securities Act of 1933 and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sales.

5.    REPRESENTATIONS AND WARRANTIES OF DCIV

DCIV, individually and separately, represent and warrant as follows:

5.1. TITLE TO SHARES. DCIV is the owner, free and clear of any liens and encumbrances, of 5,000,000 shares of common stock of ICVA shares.

5.2. LITIGATION. There is no litigation or proceeding pending, or to DCIV's knowledge threatened, against or relating to shares of ICVA held by DCIV.

5.3 ICVA REPRESENTATIONS. All of the representations and warranties of ICVA herein are true and correct.

6.    REPRESENTATIONS AND WARRANTIES OF OMGC

The OMGC represents and warrants as follows:

6.1. CORPORATE ORGANIZATION AND GOOD STANDING. OMGC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

6.2. CAPITALIZATION. OMGC's authorized capital stock consists of 10,000,000 shares of Common Stock, $.001 par value, of which 3,025,000 shares are issued and outstanding.

6.3. ISSUED STOCK. All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and non-assessable.

6.4. STOCK RIGHTS. Except as set out by attached schedule Exhibit B ("GenEx Agreement"), there are no stock grants, options, rights, warrants or other rights to purchase or obtain OMGC Common Stock issued or committed to be issued.

6.5. CORPORATE AUTHORITY. OMGC has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

6.6. AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by OMGC's board of directors.

6.7. SUBSIDIARIES. Except as set out by attached schedule, OMGC has no subsidiaries.

6.8. FINANCIAL STATEMENTS. OMGC has assets of $10,156 cash which have been contributed as capital by the OMGC Shareholders (the "OMGC Financial Statements"), which is a fair summary of fairly present the financial condition of OMGC as of May 31, 2001 and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

6.9. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the OMGC Financial Statements, OMGC did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

6.10. NO MATERIAL CHANGES. Except as set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of OMGC since the date of the OMGC Financial Statements.

6.11. LITIGATION. Except as set out by attached schedule, there is not, to the knowledge of OMGC, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against OMGC or against any of its officers.

6.12. CONTRACTS. Except as set out by attached schedule, OMGC is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

6.13. TITLE. Except as set out by attached schedule, OMGC has good and marketable title to all the real property and good and valid title to all other property included in the OMGC Financial Statements. Except as set out in the balance sheet thereof, the properties of OMGC are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of OMGC.

6.14. TAX RETURNS. Except as set out by attached schedule, all required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by OMGC for all years for which such returns are due unless an extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the OMGC Financial Statements are adequate to cover any such taxes that may be assessed against OMGC in respect of its business and its operations during the periods covered by the OMGC Financial Statements and all prior periods

6.15. NO VIOLATION. Consummation of the Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of OMGC is subject or by which OMGC is bound.

7. CONDUCT OF ICVA PENDING THE MERGER DATE. ICVA covenants that between the date of this Agreement and the Merger Date:

7.1. No change will be made in ICVA's articles of incorporation or bylaws.

7.2. ICVA will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

7.3. ICVA will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.    CONDUCT PENDING THE CLOSING

OMGC, ICVA and DCIV covenant that between the date of this Agreement and the Closing as to each of them:

8.1. No change will be made in the charter documents, by-laws, or other corporate documents of OMGC or ICVA.

8.2. ICVA and OMGC will use their best efforts to maintain and preserve their business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.3. DCIV will not sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the ICVA shares of common stock owned by it.

9.    CONDITIONS PRECEDENT TO OBLIGATION OF ICVA AND DCIV

ICVA's and DCIV's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by ICVA or DCIV as appropriate:

9.1. OMGC'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of OMGC set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2. OMGC'S COVENANTS. OMGC shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3. BOARD OF DIRECTOR APPROVAL. This Agreement shall have been approved by the Board of Directors of OMGC.

9.4.  SUPPORTING DOCUMENTS OF OMGC.  OMGC shall have delivered to
ICVA and DCIV supporting documents in form and substance reasonably satisfactory to ICVA and DCIV, to the effect that:

(a) OMGC is a corporation duly organized, validly existing, and in good standing;

(b)  OMGC's authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of OMGC authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of OMGC;

(e)  OMGC's Financial Statements; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.   CONDITIONS PRECEDENT TO OBLIGATION OF OMGC

OMGC's obligation to consummate this merger shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by OMGC:

10.1. ICVA'S AND DCIV'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of ICVA and DCIV set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2. ICVA'S AND DCIV'S COVENANTS. ICVA and DCIV shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3. BOARD OF DIRECTOR APPROVAL. This Agreement shall have been approved by the Board of Directors of ICVA and DCIV.

10.4. SHAREHOLDER EXECUTION. This Agreement shall have been executed by DCIV.

10.5. SUPPORTING DOCUMENTS OF ICVA.  ICVA shall have delivered to
OMGC supporting documents in form and substance reasonably satisfactory to the OMGC Shareholders and OMGC, to the effect that:

(a) ICVA is a corporation duly organized, validly existing, and in good standing;

(b)  ICVA's capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of ICVA authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of ICVA;

(e) ICVA's Financial Statements and unaudited financial statements for the period from the date of the ICVA's Financial Statements to the close of the most recent fiscal quarter; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.   [INTENTIONALLY OMITTED]

12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of ICVA, DCIV and OMGC set out herein shall survive the Closing.

13.   ARBITRATION

13.1. SCOPE. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

13.2. CONSENT TO JURISDICTION, SITUS AND JUDGEMENT. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within Philadelphia, Pennsylvania. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

13.3. APPLICABLE LAW. The law applicable to the arbitration and this Agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

13.4. DISCLOSURE AND DISCOVERY. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

13.5. RULES OF LAW. Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

13.6. FINALITY AND FEES. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this Agreement. Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this Agreement.

13.7. MEASURE OF DAMAGES. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

13.8. COVENANT NOT TO SUE. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

13.9. INTENTION. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this Agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This Agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

13.10. SURVIVAL. The provisions for arbitration contained herein shall survive the termination of this Agreement for any reason.

14.   CLOSING.

14.1 DELIVERY OF CONSIDERATION. At or before Closing, DCIV shall deliver 4,550,000 shares of common stock of ICVA to Marc Schechter, Esq. (the "Escrow Agent"), and OMGC shall deliver 3,025,000 shares of common stock of OMGC issued in the name of the OMGC Shareholders to the Escrow Agent. At Closing, the Escrow Agent shall deliver (a) 3,025,000 shares of ICVA to the OMGC Shareholders pursuant to
Section 1.1 herein, (b) 1,525,000 shares of ICVA to the Treasury of ICVA as fully paid non-assessable Treasury shares, (c) 3,025,000 shares of OMGC to ICVA, and (d) 4,550,000 shares of ICVA issued in the name of DCIV to ICVA for cancellation pursuant to Section 1.2 herein.

15.   GENERAL PROVISIONS.

15.1. FURTHER ASSURANCES. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

15.2. WAIVER. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

15.3. BROKERS. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

15.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

     If to OMGC, to:

     Omnicast Media Group Corporation
     3479 West Hillsboro Blvd.
     Deerfield Beach, FL 33442
     Attn: Marc Schechter


     If to ICVA, to:

     Internet Capital Ventures & Assoc., Inc.
     1422 Chestnut Street
     Suite 410, 4th Floor
     Philadelphia, PA 19102-2510
     Attn: William Tay


     If to DCIV, to:

     Dotcom Internet Ventures Ltd.
     1422 Chestnut Street
     Suite 410, 4th Floor
     Philadelphia, PA 19102-2510
     Attn: William Tay


15.5. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

15.6. ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

15.7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

15.8. REVIEW OF AGREEMENT. Each party acknowledges that it has had time to review this Agreement and, as desired, consult with counsel.
 In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

15.9. SCHEDULES. All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

15.10. EFFECTIVE DATE. This effective date of this Agreement shall be June 4, 2001.

IN WITNESS WHEREOF, the parties have executed this Agreement.


OMNICAST MEDIA GROUP CORPORATION


/s/ MARC SCHECHTER
------------------------------------
By: Marc Schechter
Its: President


INTERNET CAPITAL VENTURES & ASSOC., INC.


/s/ WILLIAM TAY
------------------------------------
By: William Tay
Its: President


DOTCOM INTERNET VENTURES LTD.


/s/ WILLIAM TAY
------------------------------------
By: William Tay
Its: President



EXHIBIT A

SHAREHOLDERS           # OF SHARES            SIGNATURES
-----------------      -----------            -------------------

Marc Schechter          1,500,000             /s/ Marc Schechter

Mike Pinera             1,505,000             /s/ Mike Pinera

Byron Ellison              20,000             /s/ Byron Ellison
                        ---------
             Total:     3,025,000
                        =========



EXHIBIT B

GenEx Agreement Attached